Exhibit 8.2

ATTORNEYS AT LAW	Broomfield, CO 720 566-4000
101 California Street 5th Floor San Francisco, CA 94111-5800	Palo Alto, CA 650 843-5000 Reston, VA
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www.cooley.com	Washington, DC 202 842-7800
WEBB B. MORROW III (415) 693-2170 bmorrow@cooley.com

November 10, 2005

Spectrum Organic Products, Inc.

5341 Old Redwood Highway, Suite 400

Petaluma, CA 94954

Ladies and Gentlemen:

You have requested our opinion as to whether, for U.S. federal income tax purposes, the proposed merger (the “Merger”) of Spectrum Organic Products, Inc., a California corporation (the “Company”), with and into Spectrum Organic Products, LLC (“Merger Sub”), a California limited liability company owned directly by The Hain Celestial Group, Inc., a Delaware corporation (“Acquiror”) will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Any capitalized terms not defined herein will have the meanings ascribed to them in the Agreement and Plan of Merger dated as of August 23, 2005 (the “Reorganization Agreement”), by and between Acquiror and the Company.

All section references, unless otherwise indicated, are to the Code.

Pursuant to the Reorganization Agreement, the Company will merge into Merger Sub.

We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a) the Reorganization Agreement;

(b) the Registration Statement;

(c) the Certificates attached hereto as Exhibits A and B delivered to us by Acquiror and Merger Sub and the Company, respectively, (the “Tax Representation Letters”); and

(d) such other instruments and documents related to the formation, organization and operation of Acquiror, Merger Sub and the Company and to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

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(a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b) All representations, warranties and statements made or agreed to by Acquiror, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

(c) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d) The Merger will be consummated in accordance with the Reorganization Agreement without any waiver, breach or amendment of any material provision thereof, and the Merger will be effective under applicable state law;

(e) Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification; and

(f) The opinion dated November 10, 2005 rendered by Cahill, Gordon & Reindel LLP, pursuant to Section 9.2(g) of the Reorganization Agreement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes:

(i) the Merger will be a reorganization within the meaning of Section 368(a) of the Code;

(ii) with respect to a holder of Company Shares that, pursuant to the Merger, exchanges Company Shares for Parent Common Stock and cash: (A) gain (if any), but not loss, will be recognized on the exchange, but only to the extent such gain does not exceed the amount of cash received (excluding any cash received in lieu of fractional shares of Parent Common Stock), (B) the tax basis of Parent Common Stock received in the Merger (including any fractional shares of Parent Common Stock for which cash will be received) will be the same as the tax basis of the Company Shares exchanged therefor, reduced by any cash received in the Merger (excluding any cash received in lieu of fractional shares of Parent Common Stock), and increased by any gain recognized in the Merger (excluding any gain resulting from the receipt of cash in lieu of fractional shares of Parent Common Stock as described below), and (C) the

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holding period of the Parent Common Stock received in the exchange will include the holding period of the Company Shares exchanged therefor;

(iii) holders of Company Shares who receive cash in lieu of a fractional share of Parent Common Stock will be treated as if such fractional share were issued and then immediately redeemed for cash in a separate transaction and as a result, will recognize gain or loss equal to the difference between the amount of cash received and the tax basis of such fractional share; and

(iv) holders of Company Shares who exercise dissenters’ rights will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of their Company Shares.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement and does not address the federal tax consequences of any transaction other than the Merger as described in the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered to you solely for your benefit and that of the Company’s shareholders and may not be relied upon or utilized for any other purpose or by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we

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are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

COOLEY GODWARD LLP

By:	/S/ WEBB B. MORROW III
Webb B. Morrow III